Ex. 99.1

18100 Von Karman Avenue Suite 500 Irvine, CA 92612 949.852.0700

NEWS RELEASE

Contact:    Jennifer Schmidt
Phone:        949.333.1721
Email:        jschmidt@steadfastcmg.com

STEADFAST INCOME REIT PASSES $1 BILLION IN ASSETS
WITH APARTMENT ACQUISITIONS IN OHIO AND KENTUCKY
REIT Now Has 48 Properties in 11 States

IRVINE, Calif., Sept. 6, 2013 - Steadfast Income REIT, Inc. announced that it recently acquired two apartment communities in separate transactions for an aggregate purchase price of $36.4 million that pushed the REIT past the $1 billion milestone.
“We believe the Steadfast portfolio is unique because it is concentrated in the central corridor of the United States in markets that are predominantly outperforming the nation,” said Ella Shaw Neyland, president of Steadfast Income REIT. “We are exceedingly pleased with how our portfolio looks today and offer our continued thanks to our shareholders who have shown their commitment to the Steadfast business plan.”
Steadfast closed on the 240-unit BriceGrove Park in the Columbus, Ohio suburb of Canal Winchester on August 29. The $20.1 million property was built in 2002 and is 96% occupied. The property consists of two-bedroom units averaging 1,033 square feet with average rents of approximately $838.
Unit amenities include custom oak cabinetry in kitchens and baths, washer and dryer hookups, modern appliances, private patios and/or balconies and attached and detached garages. Property amenities include a clubhouse with outdoor pool, playground area, picnic gazebo, ample parking, fitness center, golf putting green, bike/jogging trails and a three-acre lake with fountain.

This is the fourth Columbus-area property Steadfast has purchased. Columbus is now the largest city in Ohio and the 15th largest in the United States. A port of entry, Columbus is also a major commercial, distribution, and cultural center that has enjoyed steady growth over the years, largely due to its economic diversity.
Watermark at Hamburg Place is a newly constructed 150-unit apartment community located in Lexington, KY that Steadfast purchased on September 5. The property opened to residents in May and is already 93% occupied. The apartments were purchased for $16.3 million from Watermark Residential and the community is being renamed to the Retreat at Hamburg Place. Hamburg Place offers one-, two-, and three-bedroom apartment homes with average rents of $952.
Hamburg Place's community amenities include an outdoor resort-style swimming pool, WiFi hotspots, a spa, 24-hour fitness center, outdoor fireplace with seating, clubhouse with coffee center, barbeque area and a dog park. The apartment homes are equipped with black appliances, washer/dyers, nine-foot ceilings, faux wood flooring, granite countertops, kitchen islands and private, detached garages.
Lexington is a picturesque city that regularly ranks highly among national lists of “Best Places” due in large part to a thriving arts scene that includes a professional orchestra, two ballet companies, professional theatre, several museums and a highly respected opera program at the University of Kentucky. Additionally, Lexington's diverse economy is bolstered by strong tourism with over 450 horse farms in the area, the Keeneland Race Course, the Red Mile and the Kentucky Horse Park.
This is the second Lexington property and the ninth in Kentucky for the REIT. Steadfast also owns six apartment communities in Louisville and one in Frankfort.
With these latest acquisitions, the REIT has acquired a total of 48 apartment communities in Alabama, Illinois, Indiana, Iowa, Kansas, Kentucky, Missouri, Oklahoma, Ohio, Tennessee and Texas.

About Steadfast Income REIT
Steadfast Income REIT is a real estate investment trust that intends to acquire and operate a diverse portfolio of real estate investments focused primarily on the multifamily sector, including stable, income-producing and value-added properties. Steadfast Income REIT is sponsored by Steadfast REIT Investments, LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment companies that acquire, develop and manage real estate in the U.S. and Mexico.

This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Steadfast Income REIT, Inc.'s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

###